Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

ANSI Partners, LLC, a Delaware limited liability company

DigitalOptics Corporation, a Delaware corporation

DigitalOptics Corporation Asia Limited, a company organized under the laws of Hong Kong

DigitalOptics Corporation East, a Delaware corporation

DigitalOptics Corporation Europe Limited, an Irish limited corporation

DigitalOptics Corporation Europe SRL, a Romanian limited liability corporation

DigitalOptics Corporation Holdings, a Delaware corporation

DigitalOptics Corporation International, a Delaware corporation

DigitalOptics Corporation Israel Limited, a company organized under the laws of Israel

DigitalOptics Corporation Japan GK, a Goda Kaisha (GK) organized under the laws of Japan

DigitalOptics Corporation Korea Limited, a company organized under the laws of Republic of Korea

DigitalOptics Corporation MEMS, a Delaware corporation

DigitalOptics Corporation Taiwan Limited, a company organized under the laws of Taiwan

Eyesquad GmbH, a company organized under the laws of Germany

Eyesquad Limited, a company organized under the laws of Israel

FotoNation Vision Limited, an Irish limited corporation

Invensas Corporation, a Delaware corporation

Tessera, Inc., a Delaware corporation

Tessera Cayman, a company organized under the laws of The Cayman Islands

Tessera Electronic Miniaturization Technical Services (Shanghai) Limited, a company organized under the laws of the People’s Republic of China

Tessera Global Services, Inc., a Delaware corporation

Tessera Intellectual Property Corp., a Delaware corporation

Tessera Research LLC, a Delaware limited liability company

Tessera Technologies Hungary Holding Limited Liability Company, also known as Tessera Technologies Hungary Vagyonkezelo Korlátolt Felelosségu Társaság, a company organized under the laws of Hungary